Exhibit 99.1
SUNAIR ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS
FOR IMMEDIATE RELEASE:
Fort Lauderdale, Florida, December 28, 2005, Sunair Services Corporation today announced the results for the fiscal year and quarter ended September 30, 2005.
Sunair Services Corporation today announced revenue of $13,713,936 for the quarter ended September 30, 2005, a 248.6% increase over revenue of $3,934,232 for the same period in the prior year. Net income (loss) for the quarter was $(369,101), compared to $222,907 reported in the previous year. Primary earnings (loss) per share for the quarter were $(0.04), compared to $0.06 for the same period last year. The Company’s earnings in the fourth quarter decreased primarily due to a net operating loss incurred by Telecom FM, a wholly-owned subsidiary of Sunair, and fees incurred based on the purchase agreement entered into with Royal Palm Capital Partners in February 2005.
The company also announced revenue of $31,451,770 for the fiscal year ended September 30, 2005, a 218.2% increase over the $9,885,375 reported last year. Net income for fiscal year 2005 was $595,552 and primary earnings per share were $0.08. For the previous year, net income and primary earnings per share were $1,130,220 and $0.30.
Customer backlog at September 30, 2005 was $4,542,000 as compared to $7,208,000 at September 30, 2004.
SUNAIR ELECTRONICS, INC. & SUBSIDIARY
CONSOLIDATED SUMMARY OF INCOME FOR THE QUARTER
AND YEAR ENDED SEPTEMBER 30, 2005 (AUDITED)

	TWELVE MONTHS		THREE MONTHS
	2005	2004	2005	2004
REVENUES	$31,451,770	$9,885,375	$13,713,936	$3,934,232

INCOME BEFORE TAXES	$179,999	$1,630,575	$(1,105,333)	$351,162

BENEFIT (PROVISION) FOR INCOME TAXES	415,558	(500,355)	736,232	(128,255)

NET INCOME	595,552	1,130,220	(369,101)	222,907

AVERAGE SHARES OUTSTANDING BASIC	7,556,857	3,830,487	10,085,163	3,930,207
AVERAGE SHARES OUTSTANDING DILUTED	11,478,074	3,919,127	14,141,684	4,011,893
EARNINGS PER COMMON SHARE BASIC	$0.08	$0.30	$(0.04)	$0.06
EARNINGS PER COMMON SHARE DILUTED	$0.05	$0.29	$(0.03)	$0.06

Sunair Services Corporation (“Sunair,” the “Company,” “us,” “we” or “our”) is a Florida corporation organized in 1956. We changed our corporate name from Sunair Electronics, Inc. to Sunair Services Corporation in November 2005. We operate through three business segments: Lawn and Pest Control Services; High Frequency Radio and Telephone Communications.
Our Lawn and Pest Control Services segment provides lawn care and pest control services to both residential and commercial customers.
Our High Frequency Radio segment designs, manufactures and sells high frequency single sideband communications equipment and develops software and performs the design, integration testing and documentation of Communications, Command, Control, Computers, Intelligence, Surveillance and Reconnaissance, or C4ISR, systems utilized for long range voice and data communications in fixed station, mobile and marine for military and governmental applications.
Our Telephone Communications segment installs and maintains telephony and fixed wireless systems.
Information Regarding Forward Looking Statements
Some of the statements in this press release, including those that contain the words, “anticipate”, “believe”, “plan”, “estimate”, “expect”, “should”, “intend” and other similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements are general economic conditions, competition, potential technology changes, changes in or the lack of anticipated changes in the regulatory environment in various countries, the ability to raise additional capital to finance expansion, the risks inherent in new product and service introduction and the entry into new geographic markets and other factors included in our filings with the Securities and Exchange Commission (the “SEC”). Copies of our SEC filings are available from the SEC or may be obtained upon request from us. We do not undertake any obligation to update the information contained herein, which speaks only as of this date.
For more information:
Synnott B. Durham, Chief Financial Officer and Treasurer, (954) 525-1505